Exhibit 10.1

September 4, 2007

Mr. Philip L. Rugani

459 Old Wood Roads East

Wyckoff, NJ 07481

Dear Philip:

This letter is to confirm our offer of employment to you under the following terms and conditions to join AXS-One Inc. as Executive Vice President, Field Operations, reporting directly to me, based out of our Rutherford, NJ office, starting employment on Monday, September 10, 2007.

Salary: Starting salary will be $275,000.00 per year, paid on the 15th and last business day of each month, which equates to 24 pay periods.

Bonus: You will be eligible for a target bonus of 50% of your base salary prorated for 2007 ($45,833 for 4 months) as determined in the sole discretion of the Compensation Committee of the Board of Directors.

Restricted Stock: You will be awarded 500,000 shares of the Company’s common stock (“Restricted Stock”). The Restricted Stock will vest over a four year period, with 25% vesting each year on the anniversary of the date of grant and shall otherwise be subject to the terms of the applicable AXS-One equity plan under which the Restricted Stock is issued (including with respect to acceleration upon a change of control as provided in the applicable plan).

Severance Package: If, at any time, the Company terminates your employment for any reason other than for Cause, the Company will pay you a severance benefit equal to 3 months of your base salary payable in 6 semi-monthly installments. The Company will continue to provide you with employee benefit coverage during the severance period. Additionally, you will be entitled to receive any earned but unpaid salary and any unreimbursed business expenses. For the purposes of this letter, “Cause” shall mean a termination of employment by the Company for any of the following reasons that remains uncured (if curable) for 10 days after your receipt of written notice thereof: (i) gross misconduct or gross neglect of duties related to the Company; (ii) fraud, embezzlement, or misappropriation of any property or proprietary information of the Company by you; (iii) your conviction of, or plea of nolo contendere to, a felony or other crime involving morale turpitude (other than as a result of a traffic violation); or (iv) a material breach by you of any provision of this letter or any other material breach of any agreement entered into with the Company. “Cause” shall not include the failure to obtain the objective metrics set forth in the Company’s business plans. If your employment is terminated by the Company for Cause, you shall not be entitled to receive any severance benefits, provided that you shall receive any amount of base salary earned but unpaid, through the date of your termination and any unreimbursed business expenses.

AXS-ONE

Mr. Philip L. Rugani

September 4, 2007

You shall not be entitled to receive any severance amounts under any provision of this letter agreement unless you execute a customary form of mutual general release presented by the Company and negotiated in good faith of all claims whether known or unknown that you may then have against the Company and its affiliates.

Change of Control: In the event of a termination of your employment hereunder by the Company without Cause or by you for Good Reason (as defined below) on or within 12 months following a Change of Control, the Company will (i) pay you any earned but unpaid salary and any unreimbursed business expenses and an amount equal to 6 months of your base salary, all such amounts payable within three (3) business days following termination of employment, in a lump sum, and (ii) continue to provide you with health and welfare benefits, excluding 401(k), for 6 months following termination. The foregoing 6 month period shall be included in, and counted as part of, the COBRA period (currently 18 months).

A “Change of Control” of the Company will be deemed to have occurred: (i) upon any person or group (within the meaning of applicable securities laws) acquiring or having beneficial ownership of more than 50% of the voting power (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power) of the Company (excluding only any person or group having greater than 30% beneficial ownership as of the date of this letter agreement), whether as a result of a tender offer or otherwise; or (ii) upon the consummation of a merger or consolidation in which the Company is a constituent corporation and in which the Company’s stockholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Company or any surviving or new corporation resulting therefrom having less than a majority of the voting power of the Company or any such surviving or new corporation; or (iii) upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of its assets to any person or group or related persons.

“Good Reason” means (i) a reduction in your salary or benefits other than an across-the-board reduction affecting all members of senior management, (ii) a material reduction of your duties and significant responsibilities (not including reasonable changes in title or in corporate structure), or (iii) the Company requires you to change the location of your principal office, so that you will be based at a location more than fifty miles from the location of your principal office (i.e. the Company’s current executive offices located at 301 Route 17 North, Rutherford, New Jersey 07070).

AXS-ONE

Mr. Philip L. Rugani

September 4, 2007

If any portion of the payments which you have the right to receive from the Company, or any affiliated entity or successor, hereunder would constitute “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such excess parachute payments shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as provided in Exhibit A hereto.

Benefits: During your employment with the Company, you will be entitled to receive all such benefits and perquisites as are routinely provided to other employees of the Company. The Company reserves the right to modify, amend or terminate any such benefits at any time for any reason (provided such modification, amendment or termination is applicable to all employees receiving such benefits) but shall, in any case, provide reasonable health and disability benefits to you while you are a full-time employee of the Company.

Covenant Not to Compete: You hereby covenant and agree that at no time during your term of employment nor for a period of 6 months immediately following the termination of your employment will for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), provide consulting or other services to, be employed by, or own, manage, operate or control any entity engaged in the archival data management software business similar to the business engaged in by the Company or its subsidiaries at the time of such termination of employment. Notwithstanding the preceding sentence, you will not be prohibited from owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company.

Non-Solicitation: You hereby covenant and agree that, at all times during your term of employment and for a period of 6 months immediately following the termination thereof, the you will not directly or indirectly (through an entity controlling, controlled by, or under common control with you) employ or seek to employ any person or entity employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

Employment: AXS-One is an equal opportunity employer. In addition, it is understood that your employment is “at will”, as defined under the laws of New Jersey, and thus such employment can be terminated with or without Cause, at the option of either party.

Confidentiality: You agree that any confidential information that becomes available to you in the course of employment is the sole property of the Company and shall not be used by you for any purpose other than fulfilling your position’s objectives. This applies while an active or inactive employee. A partial list of items covered by confidentiality include:

AXS-ONE

Mr. Philip L. Rugani

September 4, 2007

•	Employee Lists
•	Customer Lists
•	Prospect Lists
•	Product Materials
•	Technical Product Knowledge
•	Confidential Financial Data
•	Product Price Lists
•	Sales/Marketing Strategy

The above information and any other confidential material will remain confidential for a period of 6 months after employment at the Company, except for customer lists and possible other technical data, which remains confidential indefinitely, unless the Company makes it available to the public.

Please countersign this offer of employment, Non-Disclosure Agreement and Background Check Authorization Form and return the originals to Human Resources to officially indicate your acceptance.

This offer is contingent upon your review and acceptance of our Offer Letter, and our review and verification of your identity and employment authorization documents as set forth in the Immigration Reform and Control Act. You must bring these documents with you on your first day of employment. It is understood that legal fees associated with obtaining these documents are solely your responsibility.

Sincerely,

/s/ Bill Lyons
Bill Lyons Chairman & Chief Executive Officer

I ACCEPT:
/s/ Philip L. Rugani	9/4/07
Philip L. Rugani	Date

Enclosures

Exhibit A

Parachute Payments

(a) In the event that you (the “Executive”) shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and if such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the amounts of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Executive to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Executive (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Executive minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. In the event that Company Payments must be reduced, the Executive shall have the sole right to determine which Company Payments to reduce, and in what amounts, prior to the effective date of the Change of Control.

(b) For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Company Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c) For purposes of making the calculation hereunder, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Company Payments are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

(d) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

(e) The Company shall be responsible for all charges of the Accountants.

(f) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.